NATCO GROUP INC.

FORM OF AMENDED AND RESTATED SENIOR MANAGEMENT

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

THIS AGREEMENT is entered into this _____ day of June, 2006 (the "Effective Date") by and between NATCO GROUP INC., a Delaware corporation (the "Company"), and _________________ (the "Executive").

WHEREAS, the Company's Board of Directors (the "Board") has determined that it is in the best interests of the Company and its stockholders to ensure that the Company and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive's employment in certain circumstances, including in connection with a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive's employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations who may seek to employ the Executive.

NOW, THEREFORE, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement with the Executive, and in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

  Definitions. For purposes of this Agreement, the following terms will have the following meanings unless otherwise expressly provided in this Agreement:

    Board. "Board" means the Board of Directors of the Company.

    Cause. "Cause" means:

    (i) the Executive's willful and continued failure to substantially perform the Executive's duties as a full-time employee with the Company or its affiliates (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed his or her duties;

    (ii) the final conviction of the Executive of or an entering of a guilty plea or a plea of no contest by the Executive to a felony or of a misdemeanor involving moral turpitude; or

    (iii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

    For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliates.

    Change in Control. A "Change in Control" means the occurrence of any one of the following events:

(i) the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity);

(ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity;

(iii) the Company is dissolved and liquidated;

(iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power); or

(v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board.

(d) Date of Termination. "Date of Termination" means the date specified in a Notice of Termination pursuant to paragraph 3 hereof, or the Executive's last date as an employee of the Company and its affiliates before a termination of employment due to death, Disability, or other reason, as the case may be. For sake of clarity, in the case of termination as a result of the Executive's Disability, a Notice of Termination pursuant to paragraph 3(a) shall be required.

(e) Director. "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date of this Agreement or who is elected to the Board after such date.

    Disability. "Disability" means the Executive's inability (as reasonably and in good faith by the Board, in its sole discretion) to perform the primary duties of his position for at least 180 consecutive days due to a physical or mental impairment.

(g) Effective Period. The "Effective Period" means the period commencing 90 days before the occurrence of any Change in Control and continuing until the end of the 24-month period following such Change in Control.

(h) Good Reason. "Good Reason" means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

    the assignment to the Executive of any duties inconsistent with the Executive's position as in effect on the Effective Date or as subsequently changed with Executive's written consent, including any material change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Executive's employer promptly after receipt of notice thereof given by the Executive;

    a reduction by the Company or the Executive's employer of the Executive's base salary as in effect on the Effective Date or as thereafter increased;

    the relocation of the Executive's office to a location more than 35 miles from its location as of the Effective Date or a location to which Executive has subsequently consented in writing;

    during the Effective Period, unless one or more plans providing substantially similar aggregate compensation or benefits are substituted, (A) the failure by the Company or any of its affiliates or successors to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating immediately prior to the start of the Effective Period, or (B) the taking of any action by the Company or any of its affiliates or successors which would adversely affect the Executive's participation in or materially reduce his aggregate benefits under such plans in the aggregate or deprive him of any material fringe benefit for which Executive was eligible immediately prior to the start of the Effective Period; or

    following a Change in Control, the failure of the Company or the affiliate of the Company by which the Executive is employed, or any affiliate which directly or indirectly owns or controls any affiliate by which the Executive is employed, to obtain the assumption in writing of the Company's obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company or such affiliate within fifteen (15) days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such affiliate.

    any purported termination of the Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 3 hereof; and for purposes of this Agreement, no such purported termination shall be effective.

  Term.

  The term ("Term") of this Agreement shall commence on the Effective Date and, unless terminated earlier as provided hereunder, shall continue through the third anniversary of the Effective Date; provided, however, that commencing on the first anniversary of the Effective Date (the "Extension Date") and on each subsequent Extension Date each year thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such Extension Date, the Company shall have given written notice to Executive in accordance with paragraph 14 that it does not wish to extend this Agreement. Upon the occurrence of a Change in Control during the term of this Agreement, including any extensions thereof, this Agreement shall be automatically extended until the end of the Effective Period and may not be terminated by the Company during such time.

  Notice of Termination.

  (a) Any termination of the Executive's employment by the Company, or by any affiliate of the Company by which the Executive is employed, for Cause or as a result of Executive's Disability, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with paragraph 14 of this Agreement. For purposes of this Agreement, a "Notice of Termination" for termination of employment for Cause or for Good Reason means a written notice which (i) is given at least 30 days prior to the Date of Termination; (ii) indicates the specific termination provision in this Agreement relied upon; (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; (iv) specifies the Date of Termination; and (v) allows the recipient of the Notice of Termination at least 30 days to cure the act or omission relied upon in the Notice of Termination. In the case of a Notice of Termination for termination of employment as a result of Executive's Disability, such notice shall contain the information prescribed in clauses (i) through (iv) of the preceding sentence but the cure period described in item (v) thereof shall not apply to such termination. The failure to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason, Cause or Disability will constitute a waiver of any right of the party giving the Notice of Termination hereunder and will preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

  (b) A Termination of Employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (which meeting may be conducted telephonically) and, whether conducted in person or telephonically, after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in paragraph 1(b) hereof, and specifying the particulars of such conduct.

  (c) In order for the Executive to terminate his employment with the Company and its affiliates for Good Reason, he must (a) provide the Company with the written notice described in paragraph 3(a) (the "Election Notice") and (b) terminate his employment within 90 days following the occurrence of the Good Reason event that is the subject of such Election Notice, except as otherwise set forth below. The Company must provide the Executive with written notice of its objection ("Objection Notice"), if any, to the Good Reason event within seven days of its receipt of such Election Notice. The failure of the Company to object within such time frame shall constitute a consent to Executive's election of such event as a Good Reason event and a waiver of any objection thereto. The Executive's continued employment with the Company after receipt of an Objection Notice shall not constitute a waiver of such Good Reason event provided that (x) the Executive submits the dispute to arbitration pursuant to paragraph 13 within fourteen days of receipt of the Objection Notice from the Company, (y) the arbitrator finds that the events claimed by the Executive as constituting Good Reason, as described by Executive in his Election Notice, in fact occurred and constituted a Good Reason within the meaning of this Agreement, and (z) the Executive terminates his employment with the Company within three days of his receipt of written notice of the arbitrator's ruling. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness (provided that the Company has notified him of the event that could constitute a Good Reason event).

  Obligations of the Company Upon Termination of Executive's Employment During the Effective Period.

    Subject to paragraph 10, if, during the Effective Period, the Company terminates the Executive's employment other than for Cause or as a result of his Disability, or the Executive terminates employment with the Company for Good Reason, the Company will pay or provide the following to the Executive as soon as practicable following the Date of Termination, but in no event later than 30 days, or such period otherwise specifically provided, thereafter:

(i) a lump sum cash payment in an amount equal to the Executive's annual base salary through the Date of Termination to the extent not theretofore paid, including the amount of any accrued but unused vacation time at Executive's then-current rate of annual base salary;

(ii) a lump sum cash payment in an amount equal to the annual bonus for which the Executive is eligible under the terms of the Company's and its affiliates' bonus plans as in effect on the Date of Termination (the "Bonus Plans"), based on the Company's performance through such date and prorated by multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365, payable no later than 60 days following the Date of Termination;

(iii) a lump sum cash payment in an amount equal to the product of two times the Executive's annual base salary at the greater of (A) the rate in effect at the time Notice of Termination is given or (B) the rate in effect immediately preceding the Change in Control;

    a lump sum cash payment in an amount equal to the product of two times the target annual bonus at the greater of (A) the target annual bonus in effect at the time Notice of Termination is given or (B) the target annual bonus in effect immediately preceding the Change in Control.

(v) the continuation of the provision, at the Company's expense, of group medical and dental plan coverages (for the Executive and his eligible dependents who were covered under such plans as of the Date of Termination) and life insurance benefits (for Executive only) for a period of two years following the Date of Termination (the "CIC"), with such coverages and benefits to be at least equal to and to the same extent as those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company as in effect and applicable generally to other peer executives and their eligible dependents during the 90-day period immediately preceding the Effective Period or on the Date of Termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits or coverages under another employer-provided plan (which benefits and coverages shall be reported by the Executive to the Company within 10 days after initial eligibility therefor), the medical, dental and/or life insurance benefits and coverages described herein, as applicable, will be discontinued as of the first day of the month following such initial eligibility in the corresponding coverage or benefit under the Executive's subsequent employer's plans or policies.

    NATCO Bonus Plans. The benefits provided under this paragraph 4 are intended to be in addition to and separate from any and all bonus compensation amounts earned under the Bonus Plans as in effect on the Date of Termination. Subject to paragraph 10, any and all bonus compensation that is payable under the terms of the Bonus Plans shall be payable at the time and in the manner provided for (or, if applicable, elected) under the respective terms of the Bonus Plans but in no event later than two and one-half months after the end of the calendar year in which such bonus compensation was earned.

    Effect of Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Term of this Agreement, this Agreement shall terminate automatically on the date of death or, in the event of Disability, on the Date of Termination. In the event of the Executive's death following the Executive's Date of Termination, but prior to the payment of the severance payments and benefits provided under paragraph 4 or 5 hereof, if any, such payments and benefits will be paid to the Executive's surviving spouse, or if the Executive has no surviving spouse, then to the Executive's estate.

  Severance Obligations of the Company Upon Termination of Executive's Employment Other Than During the Effective Period. Subject to paragraph 10, if the Company terminates the Executive's employment other than for Cause or as a result of Executive's Disability or the Executive terminates his employment with the Company for Good Reason, and such termination occurs during the term of this Agreement but other than during the Effective Period, the Company will pay the following to the Executive as soon as practicable following the Date of Termination, but in no event later than 30 days, or such period otherwise specifically provided, thereafter:

    a lump sum cash payment in an amount equal to the Executive's annual base salary through the Date of Termination to the extent not theretofore paid, including the amount of any accrued but unused vacation time at Executive's then-current rate of annual base salary;

    an aggregate amount equal to one year of the Executive's annual base salary at the rate in effect at the time Notice of Termination is given, payable bi-weekly, in equal installments over the course of one year;

    the continuation of the provision, at the Company's expense, of group medical and dental plan coverages (for the Executive and his eligible dependents who were covered under such plans as of the Date of Termination) and life insurance benefits (for Executive only) for a period of 12 months following the Date of Termination (the "Severance Continuation Period") at least equal to and to the same extent as those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company as in effect and applicable generally to other peer executives and their eligible dependents during the 90-day period immediately preceding the Effective Period or on the Date of Termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits or coverages under another employer-provided plan (which benefits and coverages shall be reported by the Executive to the Company within 10 days after initial eligibility therefor), the medical, dental and/or life insurance benefits and coverages described herein, as applicable, will be discontinued as of the first day of the month following such initial eligibility.

In the event of a termination by the Company as provided in this paragraph 5, the Executive will not be eligible to receive any pro rata portion of any bonus for which Executive was eligible under any Bonus Plan in effect on the Date of Termination, unless expressly provided to the contrary under the terms of such Bonus Plan.

  General Release. The Company's obligation to make any severance payment and provide any benefits pursuant to paragraph 4 or 5 of this Agreement is subject to and conditioned upon the Executive signing a general release in substantially the form attached hereto as Exhibit A, with any changes thereto as may be mutually agreed upon by the parties hereto.

  Mitigation of Damages; Exclusivity of Severance. The Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Agreement, the amount of any payment provided for under this Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise. The severance payments and benefits provided for under this Agreement are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy or plan of the Company or any of its affiliates, or any applicable law (including but not limited to the Workers Adjustment and Retraining Notification Act) regarding severance payments or advance notification requirements generally.

  Stock Options and Other Awards. The benefits provided under paragraphs 4 and 5 above are intended to be in addition to the value of any options to acquire common stock of the Company ("Stock Options") awarded under any stock incentive or similar plan heretofore or hereafter adopted by the Company (each, a "Stock Plan") and any other awards under such plans. Notwithstanding the terms of any Stock Plan, any award agreement entered into pursuant to such Stock Plan or any other incentive plan or agreement, all outstanding Stock Options held by the Executive shall fully vest as of the date of a Change in Control and become immediately exercisable in accordance with their terms; all restrictions on restricted stock awards that have not theretofore lapsed shall lapse as of the date of the Change in Control; and all vesting and/or performance requirements on any other forms of awards that have been granted to the Executive under any Stock Plan shall be automatically accelerated and/or deemed to have been met at target levels, unless such treatment shall cause an award to become subject to the excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), in which case such treatment shall not apply; provided, further, however, that if the Company terminates the Executive's employment other than for Cause or the Executive terminates his or her employment with the Company for Good Reason during the Effective Period, then such Stock Options shall be exercisable for the longer period of (a) three months after the Executive's Date of Termination or (b) eighteen months after the effective date of the Change in Control, unless the term of the Stock Option expires before the end of such longer period, in which case the Stock Option shall be exercisable until the expiration of its term"; and provided further, however, that if such extension of the exercisability of the Stock Options would cause the Stock Options to become subject to the provisions of Section 409A of the Code, the exercisability shall be extended only to the extent that the Stock Options, after such more limited extension, would not be considered to have been modified in a way that creates a new grant date for Section 409A purposes in accordance with regulations  or other applicable authoritative guidance to issued under Section 409A.

  Limitation of Benefits.

  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would, if paid, be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, then the Payment shall be reduced to the extent necessary to avoid the imposition of the Excise Tax. The Executive may select the Payment(s) to be limited or reduced.

  (b) All determinations required to be made under this paragraph 9, including whether an Excise Tax would otherwise be imposed and the assumptions to be utilized in arriving at such determination, shall be made by Independent Tax Counsel, who shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company. For purposes of this paragraph, "Independent Tax Counsel" means a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation, who will be selected by the Company and will be reasonably acceptable to the Executive, and whose fees and expenses will be paid by the Company. Any determination by the Independent Tax Counsel shall be binding upon the Company and the Executive.

  (c) If, as a result of any uncertainty in the application of Section 4999 of the Code at the time the initial determination is made by the Independent Tax Counsel hereunder, Payments hereunder have been unnecessarily limited by this paragraph 9 ("Underpayment"), consistent with the calculations required to be made hereunder, then the Independent Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be properly paid by the Company to or for the benefit of the Executive. If, however, Payments hereunder have not been sufficiently limited by this paragraph 9, consistent with the calculations required to be made hereunder, to prevent the imposition of an Excise Tax upon the Executive (the "Overpayment"), then the Executive shall notify the Company in writing within fifteen (15) days of any claim by the Internal Revenue Service, that, if successful, would require the payment by the Executive of any Excise Tax, and the Independent Tax Counsel shall determine the amount of Overpayment that has occurred and any such Overpayment shall be properly refunded by the Executive to or for the benefit of the Company so as to properly prevent the imposition of the Excise Tax.

  Delayed Payment Requirement; Section 409A Compliance. Notwithstanding anything to the contrary herein, if the Executive is a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) at the time of his "separation from service" (as defined under Section 409A(a)(2)(A)(i) of the Code), no payment pursuant to this Agreement or otherwise of any amount or provision of any benefit on account of such separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code shall be made or commence, as applicable, until the date that is six months after the date of such separation from service (such required period of delay, the "Delay Period"). In the event of any benefit continuations that would otherwise be made available pursuant to this Agreement immediately upon separation from service but for the application of the preceding sentence, the Executive may continue such benefits in accordance with the terms of the applicable plans during the Delay Period and then receive reimbursement from the Company for the cost of such benefit continuations on the date that is six months following his separation from service. Further, in the event that any provision of this Agreement would cause any compensation or benefits to the Executive to become subject to the excise tax under Section 409A of the Code, as determined in the reasonable judgment of Governance, Nominating & Compensation Committee of the Board, the Executive and the Company shall amend this Agreement in a mutually agreeable manner intended to avoid the application of such tax, to the extent possible and without additional economic effect to the Company.

  Confidential Information; Non-Solicitation.

  (a) For the Term of this Agreement and thereafter, Executive agrees to maintain in confidence and hold in a fiduciary capacity for the sole benefit of the Company and its affiliates all trade secret, proprietary or confidential information relating to the Company or any of its affiliated companies and their respective businesses, including but not limited to, all technical, financial, and customer information (the "Confidential Information"), that has been learned, authored, developed, or obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies. Confidential Information shall not include information that is in the public domain or subsequently becomes information in the public domain (other than by acts of Executive or representatives of the Executive in breach of this Agreement). Executive shall not communicate or divulge any such Confidential Information to any Person other than the Company and those designated by the Company may obtain the Confidential Information pursuant to an obligation of confidence. Executive acknowledges and agrees that Company owns the Confidential Information, and that Executive will not contest such ownership.

  (b) For the Term of this Agreement and thereafter, Executive agrees not to use the Confidential Information for the benefit of any Person other than the Company and its affiliates. "Person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

  (c) Upon termination of Executive's employment with the Company and its affiliates, or at any time upon written request of the Company, the Executive agrees to return to the Company any and all copies of Confidential Information, records and documents (and all copies thereof) and all other property belonging to the Company or relating to the Company, its affiliates or their businesses. To the extent Executive has any Confidential Information in digital form or media, such as computer system, Executive agrees to destroy all such digital copies and, if requested, to certify to Company that all such digital copies have been expunged or destroyed.

  (d) For the Term of this Agreement, and for the period of time during which the Executive receives benefits pursuant to paragraph 4(a)(v) or 5(c) hereof, as applicable, the Executive agrees that: (i) Executive shall not, either alone or in conjunction with any other person or entity, solicit, induce, recruit, aid or suggest to any employee of the Company and its affiliates that the employee leave the employ of the Company and its affiliates to go to work for any other business or organization that is in direct or indirect competition with the Company or any of its affiliates, or to terminate or violate any contractual or fiduciary duty the employee owes to the Company and its affiliates; and (ii) Executive shall not, either alone or in conjunction with any other person or entity, request or advise a customer or client of the Company or its affiliates to terminate, curtail, decrease, or cancel such customer's business relationship with the Company or its affiliates.

  Rights and Remedies Upon Breach.

  (a) The Executive hereby acknowledges and agrees that the provisions contained in paragraph 11 of this Agreement (the "Restrictive Covenants"), are reasonable and valid in duration and in all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect without regard to the invalid portions.

  (b) If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

  (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

  (ii) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

  (iii) Cessation of Severance Benefits. The right and remedy to cease any further payments of severance, or provision of other benefits under this Agreement to the Executive or the Executive's spouse or beneficiary, in the case of Executive's death, from and after the commencement of such breach by the Executive.

  Arbitration. The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement or any general release executed pursuant to paragraph 6 (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration before a single arbitrator. The arbitration shall be held in the city of Houston, Texas (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes (the "Rules") of the American Arbitration Association (the "AAA") in effect at the time of the arbitration (or any successor rules of the AAA), except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either party requests, shall be borne equally by the parties. If the arbitrator is called upon to review a decision of the Company with respect to whether it had cause to terminate Employee for "Cause," the standard of review applicable to such a decision shall be the "abuse of discretion" standard of review that applies under Texas law to the decision of a trustee or under federal law that governs the decisions of an ERISA plan fiduciary. If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Executive's reasonable attorney's fees) shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law and the Venue for any such enforcement action shall be the courts of appropriate jurisdiction in Harris County, Texas (or at such other location as shall be mutually agreed by the parties). If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action. Notwithstanding the provisions of this paragraph, the Company and its affiliates may seek injunctive relief in order to enforce the provisions of paragraphs 11 and 12 in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court's determination of the injunction issue, the case shall continue in arbitration as provided herein.

  Notices. Any notice provided for in this Agreement will be given in writing and will be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, on the date of actual receipt thereof. Notices will be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other in accordance with the provisions of this paragraph:

  If to the Company:

  NATCO Group Inc.

  Brookhollow Central III

  2950 North Loop West, Suite 750

  Houston, Texas 77092

  Attention: Chief Executive Officer

  Facsimile Number: (713)______________

  If to the Executive:

  Facsimile Number: (___)______________

  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and replaces all prior agreements, written or oral, with respect thereto, and any and all prior employment or severance agreements and related amendments entered into between the Company and the Executive.

  Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

  Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of the Company.

  Binding Agreement. This Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his heirs and legal representatives.

  Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

  Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

  Authorization. The Company represents and warrants that the Board of Directors of the Company has authorized the execution of this Agreement.

  Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

  Tax Withholding. The Company will have the right to deduct from all benefits and/or payments made under this Agreement to the Executive any and all taxes required by law to be paid or withheld with respect to such benefits or payments.

  No Contract of Employment. Nothing contained in this Agreement will be construed as a contract of employment between the Company or any of its affiliates and the Executive, as a right of the Executive to be continued in the employment of the Company or any of its affiliates, or as a limitation of the right of the Company or any of its affiliates to discharge the Executive with or without cause.

  Advance Payout; Provision of Substitute Benefit. Notwithstanding anything to the contrary herein, at the Company's election, any payment that the Company shall be required to make pursuant to this Agreement that is payable in installments may be paid in advance through the Company's payment to the Executive of a single lump sum payment equal to the aggregate face value of the remaining installment payments due to the Executive under this Agreement at the time such advance payment is made. Further, at the Company's election, with regard to any coverages or benefits to be provided by the Company to the Executive pursuant to paragraph 4(a)(v) or 5(c), the Company may, at its election, purchase substitute coverage that would otherwise meet the requirements of such paragraphs or require the Executive to purchase such coverage and be reimbursed by the Company for its cost. Any such reimbursements shall be payable monthly, semi-annually or otherwise in accordance with the applicable insurance carrier's payment deadlines and within 30 days following the respective due dates for such premium payments.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NATCO GROUP INC. THE EXECUTIVE

By ___________________ _______________________

[Name] [Name]

[Title]

RELEASE OF CLAIMS

This Release of Claims (this "Release") is entered into and effective as of ____________, ____, by and between NATCO Group Inc., a Delaware corporation (the "Company"), and ______________ (the "Executive").

1. In General. In consideration for the promises and payments received in the Amended and Restated Senior Management Change in Control and Severance Agreement dated as of ___________, __________, by and between the Company and Executive, as amended (the "CIC Agreement"), Executive irrevocably and unconditionally releases, waives and discharges all Claims (as defined in Sections 2 and 3 below) that Executive has or may have through ______________, ____ (the "Separation Date") against the Released Parties (as defined herein), except that Executive is not releasing (i) any Claim that relates to Executive's right to enforce the CIC Agreement or with regard to his entry into this Release, (ii) any Claim against any Released Party for the failure of the Company or any of its subsidiaries and controlled affiliated entities ("Subsidiaries") to provide to Executive any vested benefits or right under its employee benefit plans (if any) in which Executive is vested or entitled; however, any claims alleging breach of fiduciary duties under ERISA are hereby released, (iii) any Claim that may arise based on acts or omission after the Separation Date, (iv) any Claim for defense and/or indemnification under the charter or bylaws of the Company or any Subsidiary, any applicable agreement, any other corporate document or any statute, or (v) any defense that may be available to Executive with respect to any claim or cause of action that the Company, any Subsidiary or any other Released Party may hereafter assert against Executive. For purposes of this Release, the "Released Parties" are the Company and all Subsidiaries (including corporations, limited liability companies, partnerships, and joint ventures) and, with respect to each of the Company and its Subsidiaries, each of their respective predecessors and successors and (to the extent relating to their positions or activities as such) past and present employees, officers, directors, shareholders, owners, partners, members, representatives, assigns, attorneys, as well as their employee benefit programs (and, in their capacities as such, the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the foregoing identified Released Parties.

2. Claims Released. Subject only to the exceptions noted in Section 1, Executive is voluntarily releasing all known and unknown, suspected and unsuspected claims, promises, causes of action, or similar rights of any type that EXECUTIVE has or may have as of the Separation Date with respect to any Released Party (IN SUCH released party's capacity as such) THAT RELATE TO EXECUTIVE'S EMPLOYMENT WITH THE COMPANY AND ITS SUBSIDIARIES AND/OR THE TERMINATION THEREOF ("CLAIMS"). Executive understands that the Claims Executive is releasing might arise under general employment policies or agreements between the Company and Executive or under any constitution, law, regulation, or ordinance that may apply, including the United States Constitution, the Texas or other state constitution, federal, state and local statutes, regulations, other administrative guidance, or common law doctrines, such as, but not limited to, the following:

Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act of 1963, which prohibits paying men and women unequal pay for the same work; the Americans With Disabilities Act of 1990 and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Equal Employment Opportunity Act of 1972; and any other federal, state, or local laws prohibiting employment discrimination, all as amended.

Federal employment statutes, such as the Workers Adjustment and Retraining Notification Act of 1988, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, as amended, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the National Labor Relations Act, as amended; and any other federal laws relating to employment, such as veterans' reemployment rights laws, all as amended.

Other laws, such as any federal, state, or local human rights, fair employment, and other laws and regulations and/or executive orders prohibiting discrimination on account of age, race, sex, sexual orientation, national origin, religion, handicap, disability, marital status, citizenship, veterans status, or other protected category; any federal, state, or local laws restricting an employer's right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, breach of contract, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

This Release also applies to any claims brought by any person or agency on Executive's behalf and any class action under which Executive may have a right or benefit.

3. Release of Age Discrimination Claims. THIS RELEASE ALSO SPECIFICALLY WAIVES ALL OF EXECUTIVE'S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. sec. 621 et seq.), AS AMENDED, AND THE OLDER WORKER'S BENEFIT PROTECTION ACT, AS AMENDED, AND SUCH CLAIMS ARE INCLUDED WITHIN THE TERM "CLAIMS" AS USED HEREIN. It is understood that Executive is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is executed. It is understood that Executive can waive rights or claims only in exchange for consideration that is in addition to anything of value to which Executive is already entitled and Executive acknowledges and agrees that the payments and other benefits to be provided to him/her pursuant to paragraphs 4(a)(ii)-(v) and/or 5(b) and (c) of the CIC Agreement are consideration to which he is not otherwise entitled. Executive understands that he/she has been given the opportunity to consult with his/her attorney and discuss the contents of this document and its meaning prior to executing this Release. Executive understands that he/she may consider his/her decision for 21 days before signing this Release. Executive acknowledges that he/she was offered 21 days in which to consider this Release. If Executive signs this Release prior to the end of the 21-day time period, he/she certifies that, in accordance with 29 CFR sec. 1625.22 (e)(6), he/she knowingly and voluntarily decided to sign this Release after considering it less than 21 days and his/her decision to do so was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.

Executive understands that he/she may revoke this Release at any time within seven days after he/she signs it and that this Release shall not become effective or enforceable until the seven-day revocation period has expired. If Executive wishes to revoke this Release during the seven days after signing it, he/she will do so by sending notice of same to the attention of the Company's [Assistant] General Counsel by fax (713/812-6654) and certified mail, return receipt requested (c/o NATCO Group Inc., Brookhollow Central III, Suite 700, 2950 N. Loop West, Houston, TX 77092). If after the passage of the 7-day period Executive does not intend to revoke this Release, he/she shall execute and return the attached statement evidencing his/her intent not to revoke this Release to the Company's [Assistant] General Counsel as described above. Executive acknowledges and understands that the above-mentioned consideration will not be paid to him/her unless the Company receives a properly executed original of the attached notice evidencing his/her intent not to revoke this Release.

Executive's initials following this paragraph evidence his/her understanding and voluntary waiver of all Claims against the Company including, but not limited to, those pursuant to the Age Discrimination in Employment Act and the Older Worker's Benefit Protection Act. Initials: __________

4. Pursuit of Released Claims. Executive represents that neither Executive nor his/her heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim that Executive is releasing in this Release of Claims. Executive represents that he/she has not brought or filed, and to the extent permitted by law will not bring or file, any claim, charge, or action with respect to any Claim against the Released Parties, or any of them, and, except as prohibited by law, agrees not to seek any recovery arising out of, based upon, or relating to matters released hereunder. This Release binds not only Executive in respect to these Claims, but it also binds his/her spouse, heirs, representatives, and legal assigns and successors.

5. Non-Admission of Liability. Nothing in this Agreement shall be construed as an admission of liability by the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of the employer-employee relationship between the Company and its Subsidiaries and Executive, as to each of which the Released Parties each deny any liability.

Executive affirmatively acknowledges that this Release has been read in full, its terms and conditions are understood, and it is being freely signed. Executive understands that independent legal counsel may be consulted prior to signing this Release.

IN WITNESS WHEREOF, Executive and the Company have executed this Release as set forth below as of the date first set forth above.

"Executive"

By:

_________________________

"Company" NATCO Group Inc.

By:

Name:

Title:

State of ______________________ ss.

County/Parish of _______________ ss.

SUBSCRIBED AND SWORN TO before me by ____________________________ this _____ day of _______________, 20__.

( S E A L )

SEVEN-DAY NOTICE

TO: [Assistant] General Counsel

NATCO Group Inc.

Brookhollow Central III

Suite 700

2950 N. Loop West

Houston, TX 77092

Via Fax: 713/812-6654

Original Via Certified Mail, Return Receipt Requested

I, ______________________________, acknowledge that I have had seven days in which to consider my consent and agreement to this Release and I have elected (please initial the appropriate blank):

______ not to revoke the Release.

______ to revoke the Release.

_____________________________ _____/_____/____
EXECUTIVE

State of ______________________ ss.

County/Parish of _______________ ss.

SUBSCRIBED AND SWORN TO before me by ____________________________ this _____ day of _______________, 20__.

( S E A L )